Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX REPORTS THIRD QUARTER 2005 INCREASED SALES AND
EARNINGS

PORT WASHINGTON, NY, January 30, 2006 — Systemax Inc. (NYSE:SYX), a leading manufacturer and distributor of PC hardware, related computer products and industrial products in North America and Europe, today announced results for its third fiscal quarter and nine months ended September 30, 2005. The Company’s results included in this release have not been reviewed by independent registered public accountants. However, management of the Company believes that the attached condensed consolidated financial statements accurately reflect the results of operations and financial condition of the Company for the periods presented.

Net sales for the third quarter, ended September 30, 2005, increased 6.5% to $487.8 million from $458.0 million in the year-ago quarter. North American sales increased 9.2% to $326.6 million from $299.0 million during the same period last year, driven primarily by strong growth in internet sales. Sales in Europe, denominated in dollars, increased 1.4% to $161.2 million from $159.0 million a year ago. Gross profit as a percentage of sales decreased during the quarter to 14.5% from 15.6% in the prior year’s third quarter due to continued competitive pricing pressure for computer and industrial products in both North America and Europe and increased warehouse costs. Quarterly selling, general and administrative costs decreased 6.9% to $61.8 million from $66.4 million last year, reflecting the reduced expense structure principally resulting from the restructuring of our European business earlier in 2005. Net income increased threefold to $3.9 million ($.11 per diluted share) from $1.3 million ($.04 per diluted share) in the year-ago period. Results include pre-tax restructuring and other charges incurred in the Company’s European operations of $442,000 in the third quarter of 2005. Results in the third quarter of 2004 included $1.0 million of charges incurred in connection with European and United States restructuring activities. Net income excluding the restructuring and other charges would have been $4.2 million ($.12 per diluted share) compared to $2.0 million ($.06 per diluted share) a year ago. (A reconciliation between income from operations, as reported in accordance with GAAP, and pro forma net income, excluding the adjustments discussed above, has been provided.)

Richard Leeds, Chairman and Chief Executive Officer, said, “We are pleased with our continued sales growth especially since much of it is due to our success serving consumers via the internet. The steps we took earlier in the year in Europe, especially in the United Kingdom, in refocusing our business are evident in the reduced selling, general and administrative expenses this quarter. While competitive pressures continue in the markets we serve, we will remain focused on continued sales growth to leverage the effect of the cost reductions that have been achieved.”

Senior Vice President and Chief Financial Officer Steven Goldschein said that the Company’s financial position remained strong. He noted that at the end of the third quarter of 2005 cash amounted to $51.5 million compared to $36.3 million at the end of 2004 and short-term borrowings were $26.1 million, decreased from $32.0 million at the end of the second quarter of 2005. Mr. Goldschein added that the short-term borrowings were all in Europe and that there have been no short-term borrowings in the United States for more than three and one-half years. Planned seasonal adjustments to inventory were accomplished and accounts receivable measured in days sales outstanding improved slightly.

Systemax Inc. (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share and share amounts)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
Net sales	$1,526,373	$1,375,758	$487,792	$457,984
Cost of sales	1,306,773	1,160,542	417,103	386,735

Gross profit	219,600	215,216	70,689	71,249
Selling, general and administrative expenses	200,679	196,092	61,830	66,416
Restructuring and other charges	3,494	6,041	442	1,026

Income from operations	15,427	13,083	8,417	3,807
Interest and other expense, net	2,293	1,788	1,217	715

Income before income taxes	13,134	11,295	7,200	3,092
Provision for income taxes	5,976	6,210	3,276	1,759

Net income	$7,158	$5,085	$3,924	$1,333

Net income per common share:
Basic	$.21	$.15	$.11	$.04

Diluted	$.20	$.14	$.11	$.04

Weighted average common and common equivalent shares:
Basic	34,618,769	34,358,401	34,694,601	34,398,907

Diluted	36,479,410	35,272,571	36,552,318	35,272,406

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(in thousands)

	As of September 30, 2005	As of December 31, 2004
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$51,495	$36,257
Accounts receivable, net	140,963	137,706
Inventories	162,480	192,774
Prepaid expenses and other current assets	28,650	31,690

Total Current Assets	383,588	398,427
Property, plant and equipment, net	59,835	65,563
Other assets	25,437	19,206

TOTAL	$468,860	$483,196

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to banks	$26,091	$25,020
Accounts payable and accrued expenses	204,146	225,400

Total Current Liabilities	230,237	250,420
Long-term debt	8,174	8,639
Other liabilities	1,588	1,505
Shareholders' equity	228,861	222,632

TOTAL	$468,860	$483,196

Systemax Inc.
Reconciliation of GAAP income to earnings excluding certain charges
(In thousands, except per share data) (Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2005	2004	2005	2004
Income from operations	$15,427	$13,083	$8,417	$3,807
Adjustments:
Restructuring charges (1)	3,494	6,041	442	1,026

Earnings excluding certain
charges before interest and
income taxes	18,921	19,124	8,859	4,833
Interest and other expense, net	2,293	1,788	1,217	715

Earnings excluding certain
charges before income taxes	16,628	17,336	7,642	4,118
Provision for income taxes	7,032	8,187	3,409	2,108

Earnings excluding certain
charges	$9,596	$9,149	$4,233	$2,010

Earnings excluding certain
charges per diluted share	$.26	$.26	$.12	$.06

Diluted weighted average shares
outstanding	36,479	35,273	36,552	35,272

(1) The restructuring charges in 2005 and 2004 are comprised primarily of severance and related costs for personnel terminated in the periods.

NOTE — The above reconciliation is intended to present Systemax’s operating results, excluding certain charges and providing income taxes (benefits) at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. The presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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